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                                                                Exhibit 99(a)

                                                                 [logo]

NEWSRELEASE                                                    Huntington
                                                                    Banks

FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION, CONTACT
SUBMITTED:  JULY 14, 1997                       ANNE CREEK      (614) 480-3954
                                                CHERI GRAY      (614) 480-3803

                  HUNTINGTON BANCSHARES REPORTS RECORD EARNINGS
               FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 1997

     COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN: www.huntington.com) today reported earnings per share of $.46 for the quarter and $.88 for the first half of 1997, representing increases of 15.0% and 11.4%, respectively, versus the same periods last year, adjusted for the ten percent stock dividend that will be distributed to shareholders July 31, 1997. Record second quarter earnings of $72.5 million represent an 11.5% increase over the same period one year ago. Net income for the first six months of the year was $139.0 million, up approximately 9% from 1996.

     Frank Wobst, chairman, and chief executive officer of Huntington Bancshares Incorporated, remarked, "We are pleased about the second quarter results. Our return on assets of 1.35%, return on equity of 18.52%, and efficiency ratio of 53.5% reflect Huntington's commitment to provide superior returns to its shareholders through strong revenue and controlled expense growth."

     Loan growth continues to be solid. Compared with the same period last year, average loans grew 11.1% and were up 3.6% from the first quarter of this year. Average total deposits increased to $14.3 billion for the three months ended June 30, 1997, reflecting 10.9% growth from one year ago and a 7.4% increase over the first quarter of 1997.

     Net interest income was $225.2 million in the recent three months, an increase of 19.0% over the same period in 1996. For the six months ended June 30, 1997, net interest income of $436.7 million was 16.8% higher than the first half of last year. The 4.50% margin reported for the second quarter was 35 basis points better than one year ago and 15 basis points above the first three months of this year.

     Non-interest income, excluding securities gains, totaled $65.9 million and $129.8 million, respectively, in the recent quarter and six months, compared with $67.0 million and $128.0 million for the same periods last year. Adjusted for non-recurring income recognized in second quarter 1996 from the sale of a portion of Huntington's interest in credit card payment processing contracts, non-interest income increased by approximately 5% on both a quarter and year-to-date basis. Growth in electronic banking fees and trust revenues was particularly strong.

                                     (more)
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     Non-interest expense totaled $156.1 million in the second quarter of 1997, compared with $145.5 million in the same three months of 1996, a 7.3% increase. The full quarter impact of Huntington's Citi-Bancshares acquisition combined with higher advertising and marketing expenses in 1997 represent the majority of the increase. Adjusted for the impact of the acquisition, second quarter 1997 expenses were down versus the first three months of the year and increased only 4.9% from one year ago. For the first half of the year, non-interest expense of $311.4 million was 7.8% higher than the same period last year. Adjusted for acquisitions, expense growth would be 5.8%.

     Asset quality measures remain strong. Non-performing assets declined to $70.6 million compared with $78.7 million as of June 30, 1996, and a first quarter 1997 total of $81.1 million. During the quarter, Huntington increased its allowance for loan losses to $212.7 million, or 1.41% of total loans. Coverage ratios also strengthened to 374.78% of non-performing loans and 297.52% of non-performing assets. Net charge-offs in the second quarter were .60% compared with .43% for the first three months of this year.

     Average equity to assets was 7.26% for the recent quarter and 7.24% for the first half of 1997. On a period-end basis, this ratio strengthened to 7.60%. The company's Tier I and total risk-based capital ratios were 8.90% and 12.26%, respectively, and its Tier I leverage ratio was 7.55% at June 30, 1997, well above the regulatory requirements for a "well capitalized" bank.

     On May 5, 1997, Huntington announced the acquisition of First Michigan Bank Corporation, Holland, Michigan. First Michigan is a premier banking franchise with significant market share in Western Michigan and $3.6 billion in assets. The combined company would have assets in excess of $25 billion, approximately 445 banking offices, shareholders' equity of approximately $1.9 billion and a market capitalization of over $5 billion. Subject to regulatory and shareholder approvals, the transaction is expected to close late in the third quarter of 1997. A special shareholders meeting is scheduled for September 10, 1997 for the purpose of considering the proposed merger. The Huntington also recently announced the acquisition of The Bank of Winter Park, a $90 million bank headquartered in Orlando, Florida. This transaction is expected to be completed in the fourth quarter of 1997.

     Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio. The company's banking subsidiaries operate 356 offices in Ohio, Florida, Indiana, Kentucky, Michigan and West Virginia. Huntington's mortgage, trust, investment banking and automobile finance subsidiaries manage 81 offices in the six states mentioned as well as Georgia, Maryland, New Jersey, North Carolina, Pennsylvania and South Carolina.

                                       ###


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                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
                    (in thousands, except per share amounts)

CONSOLIDATED RESULTS                        THREE MONTHS ENDED                                 SIX MONTHS ENDED
    OF OPERATIONS                               JUNE 30,                CHANGE                      JUNE 30,           CHANGE
-----------------------------------    ----------------------------------------           -----------------------------------
                                          1997            1996            %                 1997        1996             %
                                       --------         ---------       -----             --------    --------         -----
Interest Income                        $429,152         $375,079          14.4%           $834,336    $749,375          11.3%
Interest Expense                        203,976          185,786           9.8             397,640     375,364           5.9
                                       --------         --------                          --------    --------
Net Interest Income                     225,176          189,293          19.0             436,696     374,011          16.8
Provision for Loan Losses                26,382           11,843         122.8              45,274      23,666          91.3
Securities Gains                          3,604              200          N.M.               5,581       7,290         (23.4)
Non-Interest Income                      65,946           66,976          (1.5)            129,770     128,048           1.3
Non-Interest Expense                    156,126          145,466           7.3             311,441     288,962           7.8
Provision for Income Taxes               39,672           34,072          16.4              76,336      68,808          10.9
                                       --------         --------                          --------    --------
NET INCOME                             $ 72,546         $ 65,088          11.5%           $138,996    $127,913           8.7%
                                       ========         ========                          ========    ========

PER COMMON SHARE AMOUNTS  (1)
  Net Income
          Pre-stock dividend              $0.50            $0.45                             $0.97       $0.87
          Post-stock dividend             $0.46            $0.40          15.0%              $0.88       $0.79          11.4%
  Cash Dividends Declared
          Pre-stock dividend              $0.20            $0.18                             $0.40       $0.36
          Post-stock dividend             $0.18            $0.16          12.5%              $0.36       $0.32          12.5%
  Shareholders' Equity
    (period end)
          Pre-stock dividend             $11.33           $10.10                            $11.33      $10.10
          Post-stock dividend            $10.30            $9.18          12.2%             $10.30       $9.18          12.2%
AVERAGE COMMON SHARES
  OUTSTANDING (000'S) (1)
          Pre-stock dividend            144,768          146,205                           143,800     147,382
          Post-stock dividend           159,245          160,826          (1.0)%           158,180     162,121          (2.4)%

KEY RATIOS
Return On:
  Average Total Assets                     1.35%             1.32%                            1.31%       1.29%
  Average Shareholders' Equity            18.52%            17.56%                           18.14%      16.77%
Efficiency Ratio                          53.46%            56.86%                           54.82%      57.53%
Net Interest Margin                        4.50%             4.15%                            4.43%       4.09%
Average Equity/Average Assets              7.26%             7.51%                            7.24%       7.70%
Tier I Risk-Based Capital Ratio
    (period end)                           8.90%             8.05%                            8.90%       8.05%
Total Risk-Based Capital Ratio
    (period end)                          12.26%            11.59%                           12.26%      11.59%
Tier I Leverage Ratio
    (period end)                           7.55%             6.81%                            7.55%       6.81%


CONSOLIDATED STATEMENT
  OF CONDITION DATA                                               AT JUNE 30,                         CHANGE
------------------------------------                   ---------------------------------------------------------
                                                          1997                    1996                     %
                                                       -----------            -----------                -----
Total Loans                                            $15,132,937            $13,688,675                 10.6%
Total Deposits                                         $14,591,064            $13,112,831                 11.3
Total Assets                                           $21,584,242            $20,321,166                  6.2
Shareholders' Equity                                   $ 1,640,329            $ 1,475,296                 11.2

ASSET QUALITY

Non-performing loans                                   $    56,751            $    57,028
Total non-performing assets                            $    70,620            $    78,748
Allowance for loan losses/total loans                         1.41%                  1.44%
Allowance for loan losses/non-performing loans              374.78%                344.54%
Allowance for loan losses and other real
     estate/non-performing assets                           297.52%                238.03%

(1) Post-stock dividend amounts have been adjusted for the ten percent stock dividend payable in July 1997.

N.M.-Not meaningful